Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/23/2014	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791
McDONALD'S REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2013, reflecting higher revenues and earnings per share for both periods compared with the prior year.

“Around the world, consumers want a satisfying meal at an affordable price from a brand they trust. At McDonald’s, delivering a consistent customer-focused restaurant experience continues to be our top priority,” said McDonald's President and Chief Executive Officer Don Thompson. “While 2013 was a challenging year, we begin 2014 with a renewed focus on the global growth priorities that are most impactful to our customers. We are uniting consumer insights with innovation and consistent execution to optimize our menu, modernize the customer experience and broaden accessibility to Brand McDonald’s.”
Full Year 2013 results included:

•	Global comparable sales increase of 0.2%, reflecting higher average check and negative comparable guest counts

•	Consolidated revenue increase of 2% (2% in constant currencies)

•	Consolidated operating income increase of 2% (3% in constant currencies)

•	Diluted earnings per share of $5.55, up 4% (4% in constant currencies)

•	Return of $4.9 billion to shareholders through dividends and share repurchases
Fourth Quarter results included:

•	Global comparable sales decrease of 0.1%, reflecting higher average check and negative comparable guest counts

•	Consolidated revenues increase of 2% (2% in constant currencies)

•	Consolidated operating income was flat (up 1% in constant currencies)

•	Diluted earnings per share of $1.40, up 1% (2% in constant currencies)

•	Returned $1.3 billion to shareholders through dividends and share repurchases

In the U.S., comparable sales decreased 1.4% in the fourth quarter, while operating income rose 1%. During the quarter, the U.S. evolved its value proposition with the introduction of Dollar Menu & More and featured new limited-time food and beverage options to increase the relevance of its product offerings. Looking ahead, the segment is intent on optimizing current initiatives by strengthening its focus on menu choice, customer engagement and operations excellence to drive sales and profitability.
For the quarter, Europe generated comparable sales growth of 1.0% and increased operating income by 3% (flat in constant currencies), as strong performance in the U.K., Russia and France was partially offset by Germany. Europe continues to emphasize value menu enhancements in key markets, premium menu additions and limited-time offers, and expansion of the breakfast daypart.
APMEA's fourth quarter comparable sales declined 2.4%, and operating income declined 8% (up 1% in constant currencies), reflecting weakness in Japan and relatively flat performance in China and Australia. To strengthen results in this key growth segment, APMEA is focused on accelerating growth across all dayparts with everyday affordability, locally-relevant menu items, expanded conveniences and new restaurant openings.

Don Thompson noted, “The McDonald’s System is pursuing the long-term opportunities that exist within the global marketplace by investing in the business to build upon the solid foundation that is already in place and drive future growth and value for our System and shareholders. For 2014, our capital expenditures are targeted at $2.9 - $3.0 billion, providing for 1,500 - 1,600 new restaurant openings and the reimaging of over 1,000 existing locations. Consistent with our long-standing priorities for our use of cash, after investing in our business, we are committed to returning all free cash flow to shareholders over the long term, through dividends and share repurchases. For 2014, we expect to return approximately $5 billion to shareholders through dividends and share repurchases.”
Don Thompson concluded, “As we begin 2014, global comparable sales for the month of January are expected to be relatively flat. While near-term challenges remain, we are intent on strengthening our brand to further differentiate McDonald's and become an even bigger part of our customers’ lives. We have an outstanding brand, the best franchisees, suppliers and employees in the industry and distinct competitive advantages along with the right strategies to deliver sustained, profitable growth over the long term.”
KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
	2013	2012	Inc	Increase Excluding Currency Translation	2013	2012	Inc	Increase Excluding Currency Translation
Revenues	$7,093.2	$6,952.1	2%	2%	$28,105.7	$27,567.0	2%	2%
Operating income	2,200.4	2,197.8	0	1	8,764.3	8,604.6	2	3
Net income	1,397.0	1,396.1	0	1	5,585.9	5,464.8	2	3
Earnings per share-diluted*	$1.40	$1.38	1%	2%	$5.55	$5.36	4%	4%

*	Foreign currency translation had a negative impact of $0.01 and $0.05 on diluted earnings per share for the quarter and year ended December 31, 2013, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing, and generally to a lesser extent, product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2013.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on January 23, 2014. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release January 2014 sales information on February 10, 2014.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended December 31,	2013	2012	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,744.3	$4,658.4	$85.9	2%
Revenues from franchised restaurants	2,348.9	2,293.7	55.2	2

TOTAL REVENUES	7,093.2	6,952.1	141.1	2

Operating costs and expenses
Company-operated restaurant expenses	3,928.7	3,831.1	97.6	3
Franchised restaurants—occupancy expenses	421.7	392.7	29.0	7
Selling, general & administrative expenses	627.8	624.5	3.3	1
Other operating (income) expense, net	(85.4)	(94.0)	8.6	9
Total operating costs and expenses	4,892.8	4,754.3	138.5	3

OPERATING INCOME	2,200.4	2,197.8	2.6	0

Interest expense	133.5	129.6	3.9	3
Nonoperating (income) expense, net	11.7	0.2	11.5	n/m

Income before provision for income taxes	2,055.2	2,068.0	(12.8)	(1)
Provision for income taxes	658.2	671.9	(13.7)	(2)

NET INCOME	$1,397.0	$1,396.1	$0.9	0%

EARNINGS PER SHARE-DILUTED	$1.40	$1.38	$0.02	1%

Weighted average shares outstanding-diluted	999.3	1,010.7	(11.4)	(1)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Years Ended December 31,	2013	2012	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$18,874.2	$18,602.5	$271.7	1%
Revenues from franchised restaurants	9,231.5	8,964.5	267.0	3

TOTAL REVENUES	28,105.7	27,567.0	538.7	2

Operating costs and expenses
Company-operated restaurant expenses	15,578.6	15,223.7	354.9	2
Franchised restaurants—occupancy expenses	1,624.4	1,527.0	97.4	6
Selling, general & administrative expenses	2,385.6	2,455.2	(69.6)	(3)
Other operating (income) expense, net	(247.2)	(243.5)	(3.7)	(2)
Total operating costs and expenses	19,341.4	18,962.4	379.0	2

OPERATING INCOME	8,764.3	8,604.6	159.7	2

Interest expense	521.9	516.6	5.3	1
Nonoperating (income) expense, net	37.9	9.0	28.9	n/m

Income before provision for income taxes	8,204.5	8,079.0	125.5	2
Provision for income taxes	2,618.6	2,614.2	4.4	0

NET INCOME	$5,585.9	$5,464.8	$121.1	2%

EARNINGS PER SHARE-DILUTED	$5.55	$5.36	$0.19	4%

Weighted average shares outstanding-diluted	1,006.0	1,020.2	(14.2)	(1)%
n/m Not meaningful